Exhibit 99.1
                                      NEWS RELEASE
                                      Contact: Ray Link
                                      Chief Financial Officer
                                      Sawtek Inc.
                                      Tel:  407/884-3344
                                      Fax:  407/886-7061
                                      E-mail:  rl@sawtek.com

For Immediate Release
                  SAWTEK ANNOUNCES OUTLOOK FOR THE REMAINDER OF
                                FISCAL YEAR 1998:

Orlando, Florida, June 10, 1998 ______ Sawtek Inc. (Nasdaq: SAWS) announced its outlook for the balance of its fiscal year that ends on September 30, 1998.

Steve Miller, Chairman and Chief Executive Officer, stated, "I expect the Company to record strong financial results for the quarter ending June 30, 1998. However, external factors outside the control of the Company indicate that it will be difficult for the Company to post sequential growth in revenue and profits for the quarter ending September 30, 1998."

The Company's customer diversity remains strong with our top four customers ranging from 12% to 20% of total revenue. We believe we have a dominate market share for GSM and CDMA base station filters and are a major supplier in the emerging CDMA handset filter market. We are actively pursuing new product opportunities, including wireless LAN and wireless local loop applications and beginning to receive orders for our chemical sensor products.

As discussed in prior press releases and the Company's SEC filings, certain factors can and are affecting the Company's business. The factors that are affecting the Company's outlook for the quarter ending September 30, 1998 include the continued financial turmoil in South Korea and other Asian markets; currency fluctuations that have resulted in a strong dollar particularly compared to the Japanese Yen which is affecting our ability to compete with Japanese suppliers of surface acoustic wave devices; reduced prices on GSM base station filters due to the conversion to next generation products which are smaller, less expensive surface mount filters; and lowered forecasts for CDMA filters for both base station and handset filters from several of the Company's major customers. As a result, the Company has taken a number of steps to match production capacity to anticipated customer demand including: i) elimination of its weekend work shifts, which are primarily staffed with temporary employees,
ii) reduction of certain general and administrative costs, and iii) other related cost saving measures. While the Company believes these measures will reduce costs, the projected lower revenue will result in lower profits for the quarter ending September 30, 1998.


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Sawtek Inc. is a leading  supplier of electronic  signal  processing  components based on surface acoustic wave ("SAW") technology. The Company's primary focus is custom designed, high-performance bandpass filters, resonators, delay lines, oscillators and SAW-based subsystems. These products are used in a wide array of microwave and radio frequency systems such as CDMA and GSM-based digital telephone systems, digital microwave radios, wireless local area networks, cable television, defense and satellite systems, and chemical sensors.

Sawtek trades on the Nasdaq National Market under the symbol "SAWS."

Forward-looking statements in this release are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, such as statements of the Company's plans, objectives, expectations and intentions. The cautionary statements made in this release should be read as being applicable to all related forward-looking statements wherever they appear in this release. Statements containing terms such as "believes," "does not believe," "no reason to believe," "expect," "plans," "projected," "intends," "estimates" or "anticipates" are considered to contain uncertainty and are forward-looking statements. The Company's actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include the following: the Company's dependence on continuing demand for wireless communications services and CDMA technology, particularly CDMA handset units; economic turmoil in South Korea and other Asia-Pacific countries (as experienced during the past several quarters) or other geographic areas of the world; fluctuations in the value of foreign currency; pressure on gross profit margins due to competition, change in product mix and other factors; dependence on a limited number of customers, which are expected to continue to account for a high percentage of the Company's future net sales; fluctuations in the Company's quarterly results and backlog which may be caused by such factors as product mix changes, price competition, availability of manufacturing capacity, and customer order cancellation or rescheduling; the Company's dependence on its timely development of new or improved SAW products (such as SAW chemical sensors) to meet changing market needs; the risk of competing technologies which could replace or reduce the use of SAW technology for certain applications; as well as other risks discussed in Sawtek's SEC reports, including Form 10-K filed for fiscal year 1997, Form S-3 filed on April 3, 1998, and Form 10-Q's.

A reader of this release should understand that it is not possible to predict or identify all such risk factors. Consequently, the reader should not consider such list to be a complete statement of all potential risks or uncertainties. The Company does not assume the obligation to update any forward-looking statement.



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